Exhibit 99.1

Main Street Announces First Quarter 2021 Results

First Quarter 2021 Net Investment Income of $0.58 Per Share

First Quarter 2021 Distributable Net Investment Income of $0.62 Per Share

Net Asset Value of $22.65 Per Share

HOUSTON, May 6, 2021 /PRNewswire/ -- Main Street Capital Corporation (NYSE: MAIN) ("Main Street") is pleased to announce its financial results for the first quarter of 2021.

First Quarter 2021 Highlights

  Net investment income of $39.8 million (or $0.58 per share)
  Distributable net investment income(1) of $42.1 million (or $0.62 per share)
  Total investment income of $62.8 million
  Industry leading ratio of total non-interest operating expenses as a percentage of quarterly average total assets ("Operating Expenses to Assets Ratio") of 1.3% on an annualized basis for the quarter and 1.4% for the trailing twelve month ("TTM") period ended March 31, 2021
  Net increase in net assets resulting from operations of $57.3 million (or $0.84 per share)
  Net asset value of $22.65 per share at March 31, 2021, representing an increase of $0.30 per share, or 1.3%, compared to $22.35 per share at December 31, 2020
  Declared monthly dividends totaling $0.615 per share for the second quarter of 2021, or $0.205 per share for each of April, May and June 2021, consistent with the monthly dividends paid for the second quarter of 2020 and the first quarter of 2021
  Completed $59.2 million in total lower middle market ("LMM") portfolio investments, including investments totaling $53.5 million in two new LMM portfolio companies, which after aggregate repayments of debt principal and return of invested equity capital from several LMM portfolio investments resulted in a net increase of $24.5 million in total LMM portfolio investments
  Completed $39.8 million in total private loan portfolio investments, which after aggregate repayments of debt principal and exits of equity investments from several private loan portfolio investments resulted in a net decrease of $4.5 million in total private loan portfolio investments
  Net decrease of $35.1 million in middle market portfolio investments
  Further diversified capital structure and enhanced liquidity by issuing $300.0 million of investment grade notes in January 2021 that bear interest at a rate of 3.00% per year (the "3.00% Notes")

In commenting on Main Street's results, Dwayne L. Hyzak, Main Street's Chief Executive Officer, stated, "We are pleased with our first quarter results, which we believe illustrate our portfolio companies continued recovery from the impacts of the COVID-19 pandemic. These first quarter results include the continued improvement in our net asset value per share and the generation of distributable net investment income per share in excess of our monthly dividends paid during the quarter. We also continued our investment origination success in both our lower middle market and private loan investment strategies with the two portfolios combining for over $99 million in investment originations in the first quarter of 2021, and we are excited about our current investment pipeline in both strategies. We believe that our conservative capital structure and significant liquidity position, which we further enhanced by our $300.0 million investment grade notes issuance in January 2021 and the expansion of our Credit Facility capacity in April, will allow us to continue to execute on our pipeline of attractive lower middle market and private loan investment opportunities."

First Quarter 2021 Operating Results

The following table provides a summary of our operating results for the first quarter of 2021:

	Three Months Ended March 31,
	2021	2020	Change ($)	Change (%)
Interest income	$43,471	$44,877	$(1,406)	(3%)
Dividend income	17,697	8,041	9,656	120%
Fee income	1,639	3,232	(1,593)	(49%)
Total investment income	$62,807	$56,150	$6,657	12%

Net investment income	$39,757	$36,545	$3,212	9%
Net investment income per share	$0.58	$0.57	$0.01	2%

Distributable net investment income (1)	$42,090	$39,382	$2,708	7%
Distributable net investment income per share (1)	$0.62	$0.61	$0.01	2%

Net increase (decrease) in net assets resulting from operations	$57,346	$(171,438)	$228,784	133%
Net increase (decrease) in net assets resulting from operations per share	$0.84	$(2.66)	$3.50	132%

The $6.7 million increase in total investment income in the first quarter of 2021 from the comparable period of the prior year was principally attributable to a $9.7 million increase in dividend income from investment portfolio equity investments, primarily due to improved operating results, financial condition and liquidity positions of certain of our portfolio companies, partially offset by (i) a $1.6 million decrease in fee income primarily relating to a decrease in fees from exit and other prepayment activities and (ii) a $1.4 million decrease in interest income primarily due to lower floating interest rates on investment portfolio debt investments, based upon the decline in the London Interbank Offered Rate ("LIBOR"). The $6.7 million increase in total investment income in the first quarter of 2021 also includes the impact of a $0.7 million increase related to accelerated prepayment, repricing and other income activity considered less consistent or non-recurring when compared to the same period in 2020, which includes $2.8 million of dividend income related to the exit of an investment portfolio equity investment, partially offset by a $2.1 million decrease related to accelerated prepayment, repricing and other income activity on certain investment portfolio debt investments.

Cash operating expenses (total operating expenses excluding non-cash, share-based compensation expense) increased to $20.7 million in the first quarter of 2021 from $16.8 million for the corresponding period of 2020. This increase in cash operating expenses was principally attributable to (i) a $3.8 million increase in compensation expense and (ii) a $1.4 million increase in interest expense, partially offset by (i) a $0.7 million increase in expenses allocated to the External Investment Manager and (ii) a $0.5 million decrease in general and administrative expense. The increase in compensation expense is primarily related to an increase in incentive compensation accruals and increased expense resulting from an increase in the fair value of deferred compensation plan assets, which correlates with changes in the overall stock market and is not directly attributable to our operating activities or results. Our Operating Expenses to Assets Ratio for the first quarter of 2021 was 1.3%, compared to 1.1% for the first quarter of 2020, both on an annualized basis.

The $3.2 million increase in net investment income and the $2.7 million increase in distributable net investment income(1), which is net investment income before non-cash, share-based compensation expense, in the first quarter of 2021 were both principally attributable to the increase in total investment income, partially offset by higher operating expenses, both as discussed above.

Net investment income and distributable net investment income on a per share basis(1) for the first quarter of 2021 both increased $0.01 per share compared to the first quarter of 2020 to $0.58 per share and $0.62 per share, respectively. Both increases include the impact of a greater number of average shares outstanding compared to the corresponding period in 2020 primarily due to (i) shares issued through our at-the-market, or ATM, program, (ii) shares issued pursuant to our dividend reinvestment plan and (iii) shares issued pursuant to our equity incentive plans. Net investment income and distributable net investment income in the first quarter of 2021 on a per share basis also both include (i) an increase of $0.01 per share due to the increase in investment income from accelerated prepayment, repricing and other income activity considered less consistent or non-recurring and (ii) a decrease of $0.02 per share due to increased compensation expense resulting from an increase in the fair value of deferred compensation plan assets, in each case when compared to the first quarter of 2020 and as discussed above.

The $57.3 million net increase in net assets resulting from operations in the first quarter of 2021 represents a $228.8 million improvement from the first quarter of 2020. This was primarily the result of (i) a $228.3 million improvement in net unrealized appreciation (depreciation) from portfolio investments, including the impact of accounting reversals relating to realized gains/income (losses), (ii) a $6.1 million decrease in net realized loss from investments and (iii) a $3.2 million increase in net investment income as discussed above, partially offset by a $8.9 million increase in income tax provision. The $15.7 million net realized loss from investments for the first quarter of 2021 was primarily the result of (i) a $10.9 million realized loss from the restructure of one LMM investment that had been on non-accrual since the second quarter of 2018, (ii) a $4.4 million realized loss from the exit of one other portfolio investment and (iii) a $1.1 million net realized loss from the exit from one private loan investment, partially offset by a $0.8 million realized gain from the distribution received from an other portfolio investment.

The following table provides a summary of the total net unrealized appreciation of $34.0 million for the first quarter of 2021:

Three Months Ended March 31, 2021
	LMM (a)	Middle Market	Private Loan	Other		Total
(dollars in millions)
Accounting reversals of net unrealized (appreciation) depreciation recognized in prior periods
due to net realized (gains / income) losses recognized during the current period	$ 9.0	$ 1.1	$ (0.0)	$ 4.4		$ 14.5
Net unrealized appreciation relating to portfolio investments	9.4	5.6	2.5	2.0	(b)	19.5
Total net unrealized appreciation relating to portfolio investments	$ 18.4	$ 6.7	$ 2.5	$ 6.4		$ 34.0

Total net unrealized appreciation						$ 34.0

(a)	LMM includes unrealized appreciation on 28 LMM portfolio investments and unrealized depreciation on 18 LMM portfolio investments.
(b)

Other includes (i) $1.6 million of net unrealized appreciation relating to the other portfolio and (ii) $0.5 million of unrealized appreciation relating to the External Investment Manager, as defined below.

Liquidity and Capital Resources

As of March 31, 2021, we had aggregate liquidity of $818.0 million, including (i) $65.0 million in cash and cash equivalents, (ii) $693.0 million of unused capacity under our revolving credit facility ("Credit Facility"), which we maintain to support our investment and operating activities and (iii) $60.0 million of remaining Small Business Investment Company ("SBIC") debenture capacity.

Several details regarding our capital structure as of March 31, 2021 are as follows:

  Our Credit Facility included $780.0 million in total commitments from a diversified group of 19 participating lenders, plus an accordion feature that allows us to increase the total commitments under the facility to up to $800.0 million. See discussion of an amendment to the Credit Facility in April 2021 below.
  $87.0 million in outstanding borrowings under our Credit Facility, with an interest rate of 2.0% based on LIBOR effective for the contractual reset date of April 1, 2021.
  $290.0 million of outstanding SBIC debentures through our wholly owned SBIC subsidiaries. These debentures, which are guaranteed by the U.S. Small Business Administration, had a weighted-average annual fixed interest rate of approximately 3.2% and mature ten years from original issuance. The first maturity related to our existing SBIC debentures occurs in the first quarter of 2023, and the weighted-average remaining duration was approximately 6.2 years.
  The 3.00% Notes include $300.0 million of notes outstanding that bear interest at a rate of 3.00% per year. The 3.00% Notes mature on July 14, 2026 and may be redeemed in whole or in part at any time at our option subject to certain make-whole provisions.
  $450.0 million of notes outstanding that bear interest at a rate of 5.20% per year (the "5.20% Notes"). The 5.20% Notes mature on May 1, 2024 and may be redeemed in whole or in part at any time at our option subject to certain make-whole provisions.
  $185.0 million of notes outstanding that bear interest at a rate of 4.50% per year (the "4.50% Notes"). The 4.50% Notes mature on December 1, 2022 and may be redeemed in whole or in part at any time at our option subject to certain make-whole provisions.
  Our net asset value totaled $1,540.2 million, or $22.65 per share.

In April 2021, we amended the Credit Facility to extend the final maturity to April 2026 and increase the total commitments from $780.0 million to $855.0 million, while maintaining an expanded accordion feature that allows for an increase up to $1.2 billion. This amendment provided a significant increase to our liquidity and additional flexibility to our capital structure.

Investment Portfolio Information as of March 31, 2021 (2)

The following table provides a summary of the investments in our LMM portfolio, middle market portfolio and private loan portfolio as of March 31, 2021:

	As of March 31, 2021
	LMM (a)	Middle Market	Private Loan
		(dollars in millions)
Number of portfolio companies	71	40	63
Fair value	$ 1,328.6	$ 418.1	$ 741.2
Cost	$ 1,129.1	$ 454.8	$ 767.1
Debt investments as a % of portfolio (at cost)	66.0%	92.4%	94.1%
Equity investments as a % of portfolio (at cost)	34.0%	7.6%	5.9%
% of debt investments at cost secured by first priority lien	98.2%	93.4%	96.8%
Weighted-average annual effective yield (b)	11.5%	7.9%	8.7%
Average EBITDA (c)	$ 5.5	$ 72.1	$ 50.8

(a)	We had equity ownership in 99% of our LMM portfolio companies, and the average fully diluted equity ownership in those portfolio companies was approximately 38%.
(b)

The weighted-average annual effective yields were computed using the effective interest rates for all debt investments at cost, including amortization of deferred debt origination fees and accretion of original issue discount but excluding fees payable upon repayment of the debt instruments and any debt investments on non-accrual status.

(c)

The average EBITDA is calculated using a simple average for the LMM portfolio and a weighted-average for the middle market and private loan portfolios. These calculations exclude certain portfolio companies, including three LMM portfolio companies, one middle market portfolio company and four private loan portfolio companies, as EBITDA is not a meaningful valuation metric for our investments in these portfolio companies and those portfolio companies whose primary purpose is to own real estate.

The fair value of our LMM portfolio company equity investments was approximately 165% of the cost of such equity investments and our LMM portfolio companies had a median net senior debt (senior interest-bearing debt through our debt position less cash and cash equivalents) to EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) ratio of 3.0 to 1.0 and a median total EBITDA to senior interest expense ratio of 2.4 to 1.0. Including all debt that is junior in priority to our debt position, these median ratios were 3.1 to 1.0 and 2.4 to 1.0, respectively.(2) (3)

As of March 31, 2021, we had other portfolio investments in fourteen companies, collectively totaling $142.2 million in fair value and $164.4 million in cost basis, which comprised approximately 5.1% of our investment portfolio at fair value.

As of March 31, 2021, our investment in the External Investment Manager (as defined below) had a fair value of $117.2 million and a cost basis of $29.5 million, which comprised approximately 4.2% of our investment portfolio at fair value.

As of March 31, 2021, we had six investments on non-accrual status, which comprised approximately 0.8% of the total investment portfolio at fair value and approximately 2.9% at cost. Our total portfolio investments at fair value were approximately 108% of the related cost basis as of March 31, 2021.

External Investment Manager

MSC Adviser I, LLC is a wholly owned portfolio company and registered investment adviser that provides investment management services to external parties (the "External Investment Manager"). We share employees with the External Investment Manager and allocate costs related to such shared employees and other operating expenses to the External Investment Manager. The total contribution of the External Investment Manager to our net investment income consists of the combination of the expenses we allocate to the External Investment Manager and the dividend income we earn from the External Investment Manager. During the first quarter of 2021, the External Investment Manager earned $3.9 million of management fee income for the services it provided, an increase of $1.4 million from the first quarter of 2020, and we allocated $2.4 million of total expenses to the External Investment Manager. These management fee income and expenses resulted in a total contribution to our net investment income of $3.6 million, representing an increase of $1.3 million from the first quarter of 2020. The External Investment Manager ended the first quarter of 2021 with total assets under management of approximately $900 million.

First Quarter 2021 Financial Results Conference Call / Webcast

Main Street has scheduled a conference call for Friday, May 7, 2021 at 10:00 a.m. Eastern Time to discuss the first quarter 2021 financial results.

You may access the conference call by dialing 412-902-0030 at least 10 minutes prior to the start time. The conference call can also be accessed via a simultaneous webcast by logging into the investor relations section of the Main Street web site at http://www.mainstcapital.com.

A telephonic replay of the conference call will be available through Friday, May 14, 2021 and may be accessed by dialing 201-612-7415 and using the passcode 13719042#. An audio archive of the conference call will also be available on the investor relations section of the company's website at http://www.mainstcapital.com shortly after the call and will be accessible for approximately 90 days.

For a more detailed discussion of the financial and other information included in this press release, please refer to the Main Street Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021 to be filed with the Securities and Exchange Commission (www.sec.gov) and Main Street's First Quarter 2021 Investor Presentation to be posted on the investor relations section of the Main Street website at http://www.mainstcapital.com.

ABOUT MAIN STREET CAPITAL CORPORATION

Main Street (www.mainstcapital.com) is a principal investment firm that primarily provides long-term debt and equity capital to lower middle market companies and debt capital to middle market companies. Main Street's portfolio investments are typically made to support management buyouts, recapitalizations, growth financings, refinancings and acquisitions of companies that operate in diverse industry sectors. Main Street seeks to partner with entrepreneurs, business owners and management teams and generally provides "one stop" financing alternatives within its lower middle market portfolio. Main Street's lower middle market companies generally have annual revenues between $10 million and $150 million. Main Street's middle market debt investments are made in businesses that are generally larger in size than its lower middle market portfolio companies.

Main Street, through its wholly owned portfolio company MSC Adviser I, LLC ("MSC Adviser"), also maintains an asset management business through which it manages investments for external parties. MSC Adviser is registered as an investment adviser under the Investment Advisers Act of 1940.

FORWARD-LOOKING STATEMENTS

Main Street cautions that statements in this press release which are forward-looking and provide other than historical information, including but not limited to our and our portfolio companies' ability to continue to navigate the remaining economic effects of the COVID-19 pandemic and our ability to successfully source and execute on new portfolio investments, are based on current conditions and information available to Main Street as of the date hereof and include statements regarding Main Street's goals, beliefs, strategies and future operating results and cash flows. Although its management believes that the expectations reflected in those forward-looking statements are reasonable, Main Street can give no assurance that those expectations will prove to be correct. Those forward-looking statements are made based on various underlying assumptions and are subject to numerous uncertainties and risks, including, without limitation: Main Street's continued effectiveness in raising, investing and managing capital; adverse changes in the economy generally or in the industries in which Main Street's portfolio companies operate; the potential impacts of the COVID-19 pandemic on the business and operations, liquidity and access to capital of Main Street and its portfolio companies, and on the U.S. and global economies, including public health requirements in response to the pandemic; changes in laws and regulations or business, political and/or regulatory conditions that may adversely impact Main Street's operations or the operations of its portfolio companies; the operating and financial performance of Main Street's portfolio companies and their access to capital; retention of key investment personnel; competitive factors; and such other factors described under the captions "Cautionary Statement Concerning Forward-Looking Statements" and "Risk Factors" included in Main Street's filings with the Securities and Exchange Commission (www.sec.gov). Main Street undertakes no obligation to update the information contained herein to reflect subsequently occurring events or circumstances, except as required by applicable securities laws and regulations.

MAIN STREET CAPITAL CORPORATION
Consolidated Statements of Operations
(dollars in thousands, except shares and per share amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2021	2020
INVESTMENT INCOME:
Interest, fee and dividend income:
Control investments	$24,025	$19,474
Affiliate investments	11,505	8,164
Non-Control/Non-Affiliate investments	27,277	28,512
Total investment income	62,807	56,150
EXPENSES:
Interest	(13,804)	(12,441)
Compensation	(6,318)	(2,498)
General and administrative	(2,975)	(3,473)
Share-based compensation	(2,333)	(2,837)
Expenses allocated to the External Investment Manager	2,380	1,644
Total expenses	(23,050)	(19,605)
NET INVESTMENT INCOME	39,757	36,545
NET REALIZED GAIN (LOSS):
Control investments	(10,925)	(21,472)
Affiliate investments	(4,803)	(235)
Non-Control/Non-Affiliate investments	(2)	(158)
Realized loss on extinguishment of debt	—	(534)
Total net realized loss	(15,730)	(22,399)
NET UNREALIZED APPRECIATION (DEPRECIATION):
Control investments	14,261	(35,410)
Affiliate investments	6,417	(21,166)
Non-Control/Non-Affiliate investments	13,323	(137,732)
SBIC debentures	—	460
Total net unrealized appreciation (depreciation)	34,001	(193,848)
INCOME TAXES:
Federal and state income, excise and other taxes	(634)	294
Deferred taxes	(48)	7,970
Income tax benefit (provision)	(682)	8,264
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS	$57,346	$(171,438)
NET INVESTMENT INCOME PER SHARE—BASIC AND DILUTED	$0.58	$0.57
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS PER SHARE—BASIC AND DILUTED	$0.84	$(2.66)
WEIGHTED AVERAGE SHARES OUTSTANDING—BASIC AND DILUTED	68,126,576	64,536,471

MAIN STREET CAPITAL CORPORATION
Consolidated Balance Sheets
(dollars in thousands, except per share amounts)

	March 31,	December 31,
	2021	2020

ASSETS
Investments at fair value:
Control investments	$1,192,964	$1,113,725
Affiliate investments	375,723	366,301
Non-Control/Non-Affiliate investments	1,231,444	1,204,840
Total investments	2,800,131	2,684,866
Cash and cash equivalents	65,001	31,919
Interest receivable and other assets	45,012	49,761
Deferred financing costs, net	2,561	2,818
Total assets	$2,912,705	$2,769,364
LIABILITIES
Credit facility	$87,000	$269,000
SBIC debentures (par: $290,000 and $309,800 as of March 31, 2021 and December 31, 2020, respectively)	283,948	303,972
5.20% Notes due 2024 (par: $450,000 as of both March 31, 2021 and December 31, 2020)	451,681	451,817
4.50% Notes due 2022 (par: $185,000 as of both March 31, 2021 and December 31, 2020)	183,988	183,836
3.00% Notes due 2026 (par: $300,000 as of March 31, 2021)	294,948	—
Accounts payable and other liabilities	20,134	20,833
Payable for securities purchased	18,992	—
Interest payable	15,268	8,658
Dividend payable	13,942	13,889
Deferred tax liability, net	2,640	2,592
Total liabilities	1,372,541	1,254,597

NET ASSETS
Common stock	680	677
Additional paid-in capital	1,625,881	1,615,940
Total undistributed (overdistributed) earnings	(86,397)	(101,850)
Total net assets	1,540,164	1,514,767
Total liabilities and net assets	$2,912,705	$2,769,364
NET ASSET VALUE PER SHARE	$22.65	$22.35

MAIN STREET CAPITAL CORPORATION
Reconciliation of Distributable Net Investment Income
(dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2021	2020
Net investment income	$39,757	$36,545
Share-based compensation expense	2,333	2,837
Distributable net investment income (1)	$42,090	$39,382

Per share amounts:
Net investment income per share -
Basic and diluted	$0.58	$0.57
Distributable net investment income per share -
Basic and diluted (1)	$0.62	$0.61

MAIN STREET CAPITAL CORPORATION
Endnotes

(1)

Distributable net investment income is net investment income as determined in accordance with U.S. Generally Accepted Accounting Principles, or U.S. GAAP, excluding the impact of share-based compensation expense which is non-cash in nature. Main Street believes presenting distributable net investment income and the related per share amount is useful and appropriate supplemental disclosure for analyzing its financial performance since share-based compensation does not require settlement in cash. However, distributable net investment income is a non-U.S. GAAP measure and should not be considered as a replacement for net investment income and other earnings measures presented in accordance with U.S. GAAP. Instead, distributable net investment income should be reviewed only in connection with such U.S. GAAP measures in analyzing Main Street's financial performance. A reconciliation of net investment income in accordance with U.S. GAAP to distributable net investment income is detailed in the financial tables included with this press release.

(2)	Portfolio company financial information has not been independently verified by Main Street.

(3)	These credit statistics exclude certain portfolio companies for which EBITDA is not a meaningful metric for the statistic.